Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports

Third Quarter 2022 Results

SYRACUSE, N.Y. — October 24, 2022 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2022 net income of $48.7 million, or $0.90 per fully-diluted share. This compares to $45.3 million of net income, or $0.83 per fully-diluted share for the third quarter of 2021. The $0.07, or 8.4%, increase in earnings per share was primarily attributable to increases in net interest income and noninterest revenues and a decrease in fully-diluted average shares outstanding, offset, in part, by higher operating expenses and increases in the provision for credit losses and income taxes. The increase in net interest income was driven by the combination of growth in interest-earnings assets and net interest margin expansion. The increase in noninterest revenues was due to higher banking noninterest revenues that were partially offset by lower financial services noninterest revenues that reflected market-related headwinds.

Operating earnings per fully-diluted share, a non-GAAP measure, which excludes acquisition expenses, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, unrealized gain (loss) on equity securities and litigation accrual, net of tax, were also $0.90 for the third quarter of 2022 and $0.83 for the third quarter of 2021. Comparatively, fully-diluted GAAP and operating earnings per share were $0.73 and $0.85, respectively, for the linked second quarter of 2022.

Third quarter 2022 adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, which excludes income taxes, the provision for credit losses, acquisition-related provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, unrealized gain (loss) on equity securities and litigation accrual from net income, was up $0.21, or 20.2%, from $1.04 in the third quarter of 2021 to $1.25 in the third quarter of 2022. Comparatively, the Company recorded adjusted pre-tax, pre-provision net revenue per share of $1.13 in the second quarter of 2022.

Third Quarter 2022 Performance Highlights:

❖	GAAP and Operating Fully-Diluted EPS (non-GAAP)
•	$0.90 per share, up $0.07, or 8.4%, per share from the third quarter of 2021
❖	Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)
•	$1.25 per share, up $0.21, or 20.2%, per share from the third quarter of 2021
❖	Return on Assets
•	1.24%
❖	Return on Equity
•	11.49%
❖	Return on Tangible Equity (non-GAAP)
•	23.76%
❖	Net Interest Margin (Fully Tax-Equivalent)
•	3.03%, up 29 basis points from the third quarter of 2021
❖	Annualized Loan Net Charge-Offs
•	0.02%
❖	Loan Growth
•	$398.9 million, or 4.9%, from the second quarter of 2022
❖	Regulatory Capital
•	8.78% Tier 1 leverage ratio, up 13 basis points in the quarter

“Community Bank System, Inc. posted strong third quarter 2022 results with operating earnings per share of $0.90 that were up $0.07, or 8.4%, over the prior year’s third quarter. In addition, adjusted pre-tax, pre-provision net revenue per share of $1.25, which was a new quarterly record for the Company, was up $0.21, or 20.2%, over the prior year and $0.12, or 10.6%, over the linked second quarter results,” said Mark E. Tryniski, President and CEO. “Total revenues were meaningfully higher than the prior year’s third quarter and the linked second quarter results due to the continued net interest margin expansion and strong loan growth of $398.9 million, or 4.9% during the quarter, which included increases in all five of the Company’s major loan portfolios. The combination of strong organic loan growth, the Elmira Savings Bank (“Elmira”) acquisition in the second quarter, the deployment of cash equivalents into the investment securities portfolio, and stable deposit costs along with higher market interest rates for new loans drove a $17.8 million, or 19.2%, increase in net interest income over the prior year’s third quarter, despite a $3.8 million decline in Paycheck Protection Program (“PPP”)-related interest income. Net interest income was also up $7.2 million, or 7.0%, over the linked second quarter. The Company’s fully tax-equivalent net interest margin expanded 14 basis points during the third quarter to 3.03%.”

Mr. Tryniski continued, “Although asset quality remains very strong, the Company recorded $5.1 million in the provision for credit losses in the third quarter due to strong loan growth and a weaker economic forecast. Comparatively, the Company recorded $2.1 million in the provision for credit losses in the linked second quarter, exclusive of $3.9 million acquisition-related provision for credit losses due to the Elmira acquisition, and a $0.9 million net benefit in the third quarter of 2021. The Company’s net charge-offs were $0.4 million in the third quarter, or just two basis points annualized. Nonperforming loans as a percentage of total loans decreased to 0.38% at September 30, 2022, compared to 0.46% at the end of the second quarter of 2022 and 0.93% one year earlier. The Company remains very encouraged with the near term outlook of our business in spite of a less favorable outlook for certain components of the national economy. Asset quality and regulatory capital are strong, the loan pipeline remains healthy and recent increases in interest rates are providing a net interest income tailwind. In addition, the new business opportunities in our financial services businesses continue to be strong.”

The Company recorded total revenues of $175.6 million in the third quarter of 2022, an increase of $18.7 million, or 11.9%, over the prior year’s third quarter. The increase in total revenues between the periods was driven by a $17.8 million, or 19.2%, increase in net interest income, a $1.9 million, or 11.7%, increase in deposit service and other banking fees, a $1.3 million, or 7.6%, increase in wealth management and insurance services revenues, offset, in part, by a $2.0 million, or 6.8%, decrease in employee benefit services revenues and a $0.3 million decline in mortgage banking revenues. Comparatively, total revenues were up $8.4 million, or 5.0%, over second quarter 2022 results, due to a $7.2 million, or 7.0%, increase in net interest income, a $1.4 million, or 8.0%, increase in deposit service and other banking fees and a $0.9 million, or 5.1%, increase in wealth management and insurance revenues, offset, in part, by a $1.0 million, or 3.6%, decrease in employee benefit services revenues and a $0.1 million decline in mortgage banking revenues.

The Company recorded net interest income of $110.4 million in the third quarter of 2022. This compares to $92.6 million of net interest income recorded in the third quarter of 2021. Between comparable periods, the combination of growth in interest-earning assets and net interest margin expansion, drove a $17.8 million, or 19.2%, increase in net interest income. The Company’s average interest-earning assets increased $1.08 billion, or 8.0%, while the tax equivalent net interest margin increased 29 basis points from 2.74% in the third quarter of 2021 to 3.03% in the third quarter of 2022. The tax equivalent yield on average interest-earning assets in the third quarter of 2022 of 3.18% was 35 basis points higher than the tax equivalent yield on average interest-earning assets of 2.83% in the third quarter of 2021. Comparatively, the Company recorded net interest income of $103.1 million during the second quarter of 2022, $7.2 million less than third quarter 2022 results, while the tax equivalent net interest margin was 2.89%.

Interest income and fees on loans increased $12.6 million, or 16.6%, from $75.8 million in the third quarter of 2021 to $88.4 million in the third quarter of 2022. Average total loans outstanding increased $1.06 billion, or 14.6%, between the comparable quarterly periods, while the tax equivalent loan yield increased seven basis points from 4.15% in the third quarter of 2021 to 4.22% in the third quarter of 2022, in spite of a $3.8 million decrease in PPP-related interest income from $4.3 million in the prior year’s third quarter to $0.5 million in the third quarter of 2022. The increase in the tax equivalent loan yields between the periods was driven by market-related increases in interest rates on new loans, a significant increase in variable and adjustable rate loan yields due to rising market interest rates, including the prime rate, and a high level of new loan originations. Comparatively, the Company recorded $78.0 million of interest income and fees on loans during the second quarter of 2022, including $1.1 million of PPP-related interest income, while the average tax equivalent yield on loans was 4.05%.

Interest income on investments, including cash equivalents, increased $7.6 million, or 38.3%, between the third quarter of 2021 and the third quarter of 2022. The increase in interest income on investments was driven primarily by a change in the composition of investments. Between the comparable periods, the Company invested over $2.0 billion of cash equivalents that were earning a low yield into higher yield investment securities, which increased the tax-equivalent yield on investments, including cash equivalents, from 1.30% in the third quarter of 2021 to 1.80% in the third quarter of 2022. The average book value of investment securities increased $2.07 billion, or 49.4%, between the comparable periods, while the average balance of cash equivalents decreased $2.05 billion. The average tax equivalent yield on the investment securities portfolio, excluding cash equivalents, decreased seven basis points from 1.87% in the third quarter of 2021 to 1.80% in the third quarter of 2022, while the average yield on cash equivalents increased 161 basis points from 0.15% to 1.76%. Although the tax equivalent average yield on the investment securities portfolio decreased seven basis points between the periods, the tax equivalent average yield on investments, including cash equivalents, increased 50 basis points due to the large increase in the average outstanding balance of investment securities with a significantly higher yield than cash equivalents had in the prior year. Interest income on investments, including cash equivalents, decreased $0.8 million, from $28.2 million in the second quarter to $27.4 million in the third quarter due primarily to a decrease in the average book value of investments outstanding between the periods.

Interest expense increased from $3.1 million in the third quarter of 2021 to $5.5 million in the third quarter of 2022, a $2.4 million, or 79.4% increase between the periods. The increase in interest expense was driven by a $724.5 million, or 8.1%, increase in average interest-bearing liabilities between the periods, and a nine basis point increase in the cost of interest-bearing liabilities, from 0.14% in the third quarter of 2021 to 0.23% in the third quarter of 2022. This included a $1.4 million increase in interest expense on borrowings due to both the $244.5 million increase in average borrowings and an increase in the average rate on borrowings from 0.39% in the third quarter of 2021 to 1.34% in the third quarter of 2022. Average interest-bearing deposit balances also increased $479.9 million, or 5.5%, between the periods, and the average interest-bearing deposit cost of funds increased four basis points, from 0.13% in the third quarter of 2021 to 0.17% in the third quarter of 2022, driving a $1.0 million increase in interest expense on deposits. The Company’s average cost of funds was up six basis points, from 0.10% in the third quarter of 2021 to 0.16% in the third quarter of 2022, while the average cost of total deposits remained low at 0.11% for the quarter.

During the third quarter of 2022, the Company recorded a provision for credit losses of $5.1 million driven by a $410.9 million increase in non-PPP loans outstanding, combined with a weaker economic forecast. Comparatively, the Company recorded a $0.9 million net benefit in the provision for credit losses in the third quarter of 2021 as economic forecasts reflected a post-vaccine economic recovery and included the continuation of elevated real estate and vehicle collateral values, resulting in a release of reserves in that quarter. During the second quarter of 2022, the Company recorded a provision for credit losses of $6.0 million, due in part to a $750.4 million increase in non-PPP loans outstanding, combined with economic forecasts moderately deteriorating during that quarter. Exclusive of $3.9 million acquisition-related provision for credit losses due to the Elmira acquisition, the Company recorded a provision for credit losses of $2.1 million in the second quarter of 2022.

Employee benefit services revenues for the third quarter of 2022 were $27.9 million, down $2.0 million, or 6.8%, in comparison to the third quarter of 2021. The decline in revenues was driven by decreases in employee benefit trust and custodial fees, reflecting the impact from market-related headwinds. Wealth management revenues for the third quarter of 2022 were $7.5 million, down from $8.3 million in the third quarter of 2021. The $0.8 million, or 9.8%, decrease in wealth management revenues was primarily driven by more challenging investment market conditions. The Company recorded insurance services revenues of $11.3 million in the third quarter of 2022, which represents a $2.1 million, or 23.5%, increase over the prior year’s third quarter, driven primarily by organic expansion as well as the third quarter 2021 acquisition of a Boston-based specialty-lines insurance practice. Banking noninterest revenues increased $1.6 million, or 9.7%, from $16.9 million in the third quarter of 2021 to $18.5 million in the third quarter of 2022. This was driven by a $1.9 million, or 11.7%, increase in deposit service and other banking fees that benefitted from the continued recovery of economic activity as the impact of the pandemic recedes, as well as incremental revenues from the Elmira acquisition, offset, in part, by a $0.3 million decrease in mortgage banking revenue. Comparatively, the Company recorded $28.9 million of employee benefit services revenues, $8.1 million of wealth management revenues and $9.8 million of insurance services revenues during the second quarter of 2022, which on a combined basis were $0.1 million higher than the financial services revenues generated in the third quarter of 2022. Second quarter 2022 banking noninterest revenues were $17.2 million, $1.3 million, or 6.9%, lower than third quarter 2022 banking noninterest revenues.

The Company recorded $108.2 million in total operating expenses in the third quarter of 2022, compared to $100.4 million of total operating expenses in the prior year’s third quarter. The $7.7 million, or 7.7%, increase in operating expenses was attributable to a $3.3 million, or 5.3%, increase in salaries and employee benefits, a $2.2 million, or 19.8%, increase in other expenses, a $1.2 million, or 9.4%, increase in data processing and communications expenses, a $0.5 million, or 5.0%, increase in occupancy and equipment expenses, a $0.4 million increase in acquisition-related expenses and litigation accrual expenses, and a $0.1 million, or 3.6%, increase in the amortization of intangible assets. The increase in salaries and benefits expense was driven by increases in merit-related employee wages, acquisition-related additions to staffing, higher payroll taxes and higher employee benefit-related expenses. Other expenses were up due to the general increase in the level of business activities and incremental expenses associated with operating an expanded franchise subsequent to the Elmira acquisition, including increases in business development and marketing expenses, insurance and travel-related expenses. The increase in data processing and communications expenses was due to the Company’s continued investment in customer-facing and back office digital technologies between the comparable periods. The slight increase in occupancy and equipment expense was driven by inflationary pressures, partially offset by branch office consolidations between the periods. In comparison, the Company recorded $110.4 million of total operating expenses in the second quarter of 2022. The $2.2 million, or 2.0%, decrease in total operating expenses between the second quarter of 2022 and the third quarter of 2022 was largely attributable to a $4.0 million, or 90.6%, decrease in acquisition-related expenses, partially offset by a $0.8 million, or 1.2%, increase in salaries and employee benefits, a $0.6 million, or 4.2%, increase in data processing and communications expenses and a $0.4 million, or 3.3%, increase in other expenses.

The effective tax rate for the third quarter of 2022 was 22.0%, up from 21.1% in the third quarter of 2021. The Company’s effective tax rate in the prior year quarter was driven down by a decrease in the Company’s full year effective tax rate projection.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-purchased credit deteriorated (“PCD”) loans, expenses associated with acquisitions, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.94 in the third quarter of 2022, compared to $0.87 in the third quarter of 2021 and $0.89 in the second quarter of 2022. Adjusted pre-tax, pre-provision net revenue per share was $1.25 in the third quarter of 2022, compared to $1.04 in the third quarter of 2021 and $1.13 in the second quarter of 2022.

Financial Position

The Company’s total assets were $15.59 billion at September 30, 2022, representing a $263.4 million, or 1.7%, increase from one year prior and a $106.7 million, or 0.7%, increase from the prior quarter end. The increase in the Company’s total assets during the prior twelve-month period was primarily driven by organic loan growth, the net inflows of deposits between the periods and the Elmira acquisition, partially offset by a decline in the pre-tax market value adjustment on the investment securities portfolio due to higher market interest rates. Likewise, average earning assets were up from $13.53 billion in the third quarter of 2021 to $14.61 billion in the third quarter of 2022, representing a $1.08 billion, or 8.0%, increase. This included a $2.07 billion, or 49.4%, increase in the average book value of investment securities and a $1.06 billion, or 14.6%, increase in average loans outstanding, partially offset by a $2.05 billion decrease in average cash equivalents. Average deposit balances increased $830.9 million, or 6.6%, between the third quarter of 2021 and the third quarter of 2022.

On a linked quarter basis, average earning assets increased $140.5 million, or 1.0%, due primarily to organic loan growth and the Elmira acquisition, partially offset by a decline in the book value of investment securities. Average deposit balances increased $4.4 million compared to the second quarter of 2022. The average book value of investment securities decreased $20.6 million, or 0.3%, while average cash equivalents decreased $446.9 million, or 94.6%, during the quarter, primarily due to funding loan growth. Average loan balances increased $608.0 million, or 7.9%, as the acquisition of Elmira and strong organic growth more than offset a $20.3 million decrease in average PPP loan balances due to loan forgiveness activities during the quarter. Average loan balances in all loan categories increased during the third quarter, due to organic growth and the Elmira acquisition.

Ending loans at September 30, 2022 of $8.54 billion were $398.9 million, or 4.9%, higher than the second quarter of 2022 and $1.26 billion, or 17.3%, higher than one year prior. The increase in ending loans year-over-year was driven by increases in all loan categories due to the Elmira acquisition and net organic growth despite a $156.2 million decrease in PPP loans. Over the prior twelve month period, consumer mortgage loans increased $504.5 million, or 20.4%, business lending loans increased $402.2 million, or 13.0%, consumer indirect loans increased $292.9 million, or 25.1%, home equity loans increased $37.6 million, or 9.5%, and consumer direct loans increased $23.8 million, or 15.3%. The increase in loans outstanding on a linked quarter basis was driven by a $162.4 million, or 4.9%, increase in business lending loans, a $151.5 million, or 11.6%, increase in consumer indirect loans, a $71.7 million, or 2.5%, increase in consumer mortgage loans, a $7.6 million, or 1.8%, increase in home equity loans and a $5.7 million, or 3.3%, increase in consumer direct loans, all of which was attributable to organic growth.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At September 30, 2022, the Company’s readily available sources of liquidity totaled $5.23 billion, including cash and cash equivalents balances, net of float, of $123.1 million. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $5.15 billion at September 30, 2022, $2.86 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at September 30, 2022 was $1.76 billion and it had access to $487.7 million of funding availability at the Federal Reserve Bank’s discount window.

The Company’s management believes that its financial position remains strong. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $1.46 billion at September 30, 2022 was $608.8 million, or 29.4%, lower than one year ago despite strong earnings retention because of a $694.5 million decline in the after-tax market value adjustment on the Company’s available-for-sale investment securities portfolio due to higher market interest rates. Shareholders’ equity was also down $200.5 million, or 12.1%, from the end of the second quarter of 2022, driven by a $227.9 million decline in the after-tax market value adjustment of the Company’s available-for-sale investment securities portfolio.

At September 30, 2022, all of the Company’s and the Bank’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 8.78% at September 30, 2022, which substantially exceeds the regulatory well-capitalized standard of 5.0%. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 4.08% at September 30, 2022, down from 8.59% a year earlier and 5.40% at the end of the second quarter of 2022. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from one year prior was primarily driven by a $644.8 million, or 51.8%, decrease in tangible equity due to the aforementioned decline in the after-tax market value adjustment and a $41.1 million net increase in intangible assets driven by the Elmira acquisition and a $227.5 million, or 1.6%, increase in tangible assets due primarily to the Elmira acquisition and net inflows of deposits. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from the second quarter of 2022 was driven by a $188.3 million decrease in tangible equity and a $118.9 million increase in tangible assets.

In December 2021 the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.70 million shares of the Company’s common stock during a twelve-month period starting January 1, 2022. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were 250,000 shares repurchased pursuant to the 2022 stock repurchase program in the first six months of 2022. There were no shares repurchased pursuant to the 2022 stock repurchase program in the third quarter of 2022.

Allowance for Credit Losses and Asset Quality

At September 30, 2022, the Company’s allowance for credit losses totaled $60.4 million, or 0.71%, of total loans outstanding. This compares to $55.5 million, or 0.68%, at the end of the second quarter of 2022 and $49.5 million, or 0.68%, at September 30, 2021. Reflective of a weaker economic forecast, continued low levels of net charge-offs, delinquent loans and nonperforming loans, and an increase in loans outstanding, the Company recorded a $5.1 million provision for credit losses during the third quarter of 2022. The Company recorded net charge-offs of $0.4 million, or an annualized 0.02% of average loans, in the third quarter of 2022. This compares to net charge-offs of $1.4 million, or an annualized 0.07% of average loans, in the third quarter of 2021 and net charge-offs of $0.4 million, or an annualized 0.02% of average loans, in the second quarter of 2022.

At September 30, 2022, nonperforming (90 or more days past due and non-accruing) loans declined to $32.5 million, or 0.38%, of total loans outstanding compared to $37.1 million, or 0.46%, of total loans outstanding at the end of the second quarter of 2022 and $67.8 million, or 0.93%, of total loans outstanding one year earlier. The decrease in nonperforming loans as compared to the prior year’s third quarter was driven by the upgrade of several large business loans, primarily customers operating in the hospitality industry whose operations were temporarily negatively impacted by the pandemic, from nonaccrual status to accruing status during the fourth quarter of 2021 and first quarter of 2022.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding was 0.71% at the end of the third quarter of 2022. This compares to 1.28% at the end of the third quarter of 2021 and 0.75% at the end of the second quarter of 2022. The decrease from one year earlier was largely driven by the previously mentioned reclassification of certain business loans’ status from nonaccrual to accruing during the fourth quarter of 2021 and first quarter of 2022. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing), which tend to exhibit seasonal characteristics, were 0.33% of total loans outstanding at September 30, 2022, up slightly from 0.29% at the end of the second quarter of 2022, but down slightly from 0.35% one year earlier.

Dividend Increase

During the third quarter of 2022, the Company declared a quarterly cash dividend of $0.44 per share on its common stock, up 2.3% from the $0.43 dividend declared in the third quarter of 2021, representing an annualized yield of 2.9% based upon the $60.94 closing price of the Company’s stock on October 21, 2022. The $0.01 increase in the quarterly dividend declared in the third quarter of 2022 marked the 30th consecutive year of dividend increases for the Company. “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long term returns to our shareholders, and it reflects the continued strength of our current operating performance and capital position, and our confidence in the future of the Company,” said Mr. Tryniski.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, October 24, 2022, to discuss the third quarter 2022 results. The conference call can be accessed at 1-833-630-0464 (1-412-317-1809 if outside the United States and Canada). Investors may also listen live via the Internet at: https://app.webinar.net/9dnrw8XwKLW.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 210 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.5 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects on housing prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Earnings
Loan income	$88,434	$75,825	$238,907	$231,446
Investment income	27,441	19,841	80,839	57,245
Total interest income	115,875	95,666	319,746	288,691
Interest expense	5,481	3,055	11,339	10,021
Net interest income	110,394	92,611	308,407	278,670
Acquisition-related provision for credit losses	0	0	3,927	0
Provision for credit losses	5,061	(944)	8,078	(11,001)
Net interest income after provision for credit losses	105,333	93,555	296,402	289,671
Deposit service and other banking fees	18,364	16,438	52,266	46,588
Mortgage banking	171	460	595	1,479
Wealth management and insurance services	18,834	17,498	55,797	50,286
Employee benefit services	27,884	29,923	86,385	83,933
Unrealized (loss) gain on equity securities	(4)	(10)	(24)	14
Total noninterest revenues	65,249	64,309	195,019	182,300
Salaries and employee benefits	66,190	62,883	193,236	178,407
Data processing and communications	14,184	12,966	40,454	38,123
Occupancy and equipment	10,364	9,867	31,740	31,437
Amortization of intangible assets	3,837	3,703	11,420	10,300
Litigation accrual	0	(100)	0	(100)
Acquisition-related contingent consideration adjustment	0	0	400	0
Acquisition expenses	409	102	4,668	133
Other	13,201	11,015	36,498	28,925
Total operating expenses	108,185	100,436	318,416	287,225
Income before income taxes	62,397	57,428	173,005	184,746
Income taxes	13,706	12,092	37,454	38,616
Net income	$48,691	$45,336	$135,551	$146,130
Basic earnings per share	$0.90	$0.84	$2.51	$2.70
Diluted earnings per share	$0.90	$0.83	$2.49	$2.68

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$88,434	$77,959	$72,514	$76,909	$75,825
Investment income	27,441	28,216	25,182	21,820	19,841
Total interest income	115,875	106,175	97,696	98,729	95,666
Interest expense	5,481	3,034	2,824	2,987	3,055
Net interest income	110,394	103,141	94,872	95,742	92,611
Acquisition-related provision for credit losses	0	3,927	0	0	0
Provision for credit losses	5,061	2,111	906	2,162	(944)
Net interest income after provision for credit losses	105,333	97,103	93,966	93,580	93,555
Deposit service and other banking fees	18,364	17,008	16,894	16,298	16,438
Mortgage banking	171	269	155	293	460
Wealth management and insurance services	18,834	17,921	19,042	16,946	17,498
Employee benefit services	27,884	28,921	29,580	30,395	29,923
Unrealized (loss) gain on equity securities	(4)	(22)	2	3	(10)
Total noninterest revenues	65,249	64,097	65,673	63,935	64,309
Salaries and employee benefits	66,190	65,398	61,648	63,094	62,883
Data processing and communications	14,184	13,611	12,659	12,880	12,966
Occupancy and equipment	10,364	10,424	10,952	9,803	9,867
Amortization of intangible assets	3,837	3,851	3,732	3,751	3,703
Litigation accrual	0	0	0	0	(100)
Acquisition-related contingent consideration adjustment	0	400	0	200	0
Acquisition expenses	409	3,960	299	568	102
Other	13,201	12,780	10,517	10,617	11,015
Total operating expenses	108,185	110,424	99,807	100,913	100,436
Income before income taxes	62,397	50,776	59,832	56,602	57,428
Income taxes	13,706	10,971	12,777	13,038	12,092
Net income	$48,691	$39,805	$47,055	$43,564	$45,336
Basic earnings per share	$0.90	$0.74	$0.87	$0.80	$0.84
Diluted earnings per share	$0.90	$0.73	$0.86	$0.80	$0.83
Profitability
Return on assets	1.24%	1.03%	1.22%	1.12%	1.20%
Return on equity	11.49%	9.16%	9.35%	8.30%	8.55%
Return on tangible equity(2)	23.76%	17.61%	15.63%	13.71%	14.00%
Noninterest revenues/operating revenues (FTE)(1)	37.2%	38.3%	40.9%	40.0%	41.0%
Efficiency ratio	59.3%	61.1%	59.6%	60.4%	61.7%
Components of Net Interest Margin (FTE)
Loan yield	4.22%	4.05%	3.99%	4.19%	4.15%
Cash equivalents yield	1.76%	0.65%	0.19%	0.15%	0.15%
Investment yield	1.80%	1.81%	1.74%	1.78%	1.87%
Earning asset yield	3.18%	2.97%	2.81%	2.83%	2.83%
Interest-bearing deposit rate	0.17%	0.12%	0.11%	0.12%	0.13%
Borrowing rate	1.34%	0.44%	0.33%	0.32%	0.39%
Cost of all interest-bearing funds	0.23%	0.13%	0.12%	0.13%	0.14%
Cost of funds (includes DDA)	0.16%	0.09%	0.09%	0.09%	0.10%
Net interest margin (FTE)	3.03%	2.89%	2.73%	2.74%	2.74%
Fully tax-equivalent adjustment	$1,118	$1,008	$830	$821	$805

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$8,333,148	$7,725,107	$7,389,290	$7,297,576	$7,268,659
Cash equivalents	25,730	472,671	930,882	1,813,910	2,077,996
Taxable investment securities	5,701,691	5,760,399	5,502,965	4,445,504	3,800,978
Nontaxable investment securities	551,610	513,506	413,268	404,251	384,053
Total interest-earning assets	14,612,179	14,471,683	14,236,405	13,961,241	13,531,686
Total assets	15,553,296	15,452,712	15,596,209	15,418,880	15,027,478
Interest-bearing deposits	9,142,333	9,268,859	9,101,664	8,896,562	8,662,387
Borrowings	481,657	310,674	318,193	314,610	237,114
Total interest-bearing liabilities	9,623,990	9,579,533	9,419,857	9,211,172	8,899,501
Noninterest-bearing deposits	4,192,615	4,061,738	3,968,197	3,935,586	3,841,646
Shareholders' equity	1,680,525	1,743,410	2,040,843	2,083,115	2,104,164
Balance Sheet Data
Cash and cash equivalents	$247,391	$197,628	$1,020,926	$1,875,064	$2,322,661
Investment securities	5,227,292	5,643,022	5,831,616	4,979,089	4,403,398
Loans:
Business lending	3,494,425	3,331,998	3,102,533	3,075,904	3,092,177
Consumer mortgage	2,975,521	2,903,822	2,592,586	2,556,114	2,470,974
Consumer indirect	1,461,235	1,309,753	1,176,373	1,189,749	1,168,378
Home equity	433,027	425,437	398,316	398,061	395,451
Consumer direct	179,399	173,686	152,445	153,811	155,602
Total loans	8,543,607	8,144,696	7,422,253	7,373,639	7,282,582
Allowance for credit losses	60,363	55,542	50,147	49,869	49,499
Goodwill and intangible assets, net	909,224	917,891	863,038	864,335	868,104
Other assets	727,396	640,138	538,197	510,399	503,852
Total assets	15,594,547	15,487,833	15,625,883	15,552,657	15,331,098
Deposits:
Noninterest-bearing	4,281,859	4,092,073	4,036,563	3,921,663	3,864,951
Non-maturity interest-bearing	8,296,993	8,268,649	8,388,800	8,061,174	7,898,876
Time	907,469	997,050	892,304	928,331	959,994
Total deposits	13,486,321	13,357,772	13,317,667	12,911,168	12,723,821
Borrowings	492,044	309,226	302,395	326,608	319,675
Subordinated notes payable	3,256	3,263	3,270	3,277	3,283
Accrued interest and other liabilities	151,763	155,876	150,448	210,797	214,385
Total liabilities	14,133,384	13,826,137	13,773,780	13,451,850	13,261,164
Shareholders' equity	1,461,163	1,661,696	1,852,103	2,100,807	2,069,934
Total liabilities and shareholders' equity	15,594,547	15,487,833	15,625,883	15,552,657	15,331,098
Capital and Other
Tier 1 leverage ratio	8.78%	8.65%	9.09%	9.09%	9.22%
Tangible equity/net tangible assets(2)	4.08%	5.40%	6.98%	8.69%	8.59%
Loan-to-deposit ratio	63.4%	61.0%	55.7%	57.1%	57.2%
Diluted weighted average common shares O/S	54,290	54,393	54,515	54,559	54,541
Period end common shares outstanding	53,736	53,734	53,913	53,878	53,926
Cash dividends declared per common share	$0.44	$0.43	$0.43	$0.43	$0.43
Book value	$27.19	$30.92	$34.35	$38.99	$38.38
Tangible book value(2)	$11.18	$14.69	$19.16	$23.77	$23.10
Common stock price (end of period)	$60.08	$63.28	$70.15	$74.48	$68.42

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$28,076	$31,686	$32,213	$41,665	$65,967
Accruing loans 90+ days delinquent	4,416	5,439	3,816	3,808	1,874
Total nonperforming loans	32,492	37,125	36,029	45,473	67,841
Other real estate owned (OREO)	527	619	416	718	891
Total nonperforming assets	33,019	37,744	36,445	46,191	68,732
Net charge-offs	358	383	539	1,708	1,350
Allowance for credit losses/loans outstanding	0.71%	0.68%	0.68%	0.68%	0.68%
Nonperforming loans/loans outstanding	0.38%	0.46%	0.49%	0.62%	0.93%
Allowance for credit losses/nonperforming loans	186%	150%	139%	110%	73%
Net charge-offs/average loans	0.02%	0.02%	0.03%	0.09%	0.07%
Delinquent loans/ending loans	0.71%	0.75%	0.84%	1.00%	1.28%
Provision for credit losses/net charge-offs	1,415%	1,577%	168%	127%	(70)%
Nonperforming assets/total assets	0.21%	0.24%	0.23%	0.30%	0.45%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$48,691	$39,805	$47,055	$43,564	$45,336
Income taxes	13,706	10,971	12,777	13,038	12,092
Income before income taxes	62,397	50,776	59,832	56,602	57,428
Provision for credit losses	5,061	6,038	906	2,162	(944)
Pre-tax, pre-provision net revenue (non-GAAP)	67,458	56,814	60,738	58,764	56,484
Acquisition expenses	409	3,960	299	568	102
Acquisition-related contingent consideration adjustment	0	400	0	200	0
Unrealized loss (gain) on equity securities	4	22	(2)	(3)	10
Litigation accrual	0	0	0	0	(100)
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$67,871	$61,196	$61,035	$59,529	$56,496

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.90	$0.73	$0.86	$0.80	$0.83
Income taxes	0.25	0.20	0.24	0.24	0.22
Income before income taxes	1.15	0.93	1.10	1.04	1.05
Provision for credit losses	0.10	0.12	0.01	0.04	(0.01)
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.25	1.05	1.11	1.08	1.04
Acquisition expenses	0.00	0.07	0.01	0.01	0.00
Acquisition-related contingent consideration adjustment	0.00	0.01	0.00	0.00	0.00
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.25	$1.13	$1.12	$1.09	$1.04

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$48,691	$39,805	$47,055	$43,564	$45,336
Acquisition expenses	409	3,960	299	568	102
Tax effect of acquisition expenses	(90)	(856)	(64)	(131)	(21)
Subtotal (non-GAAP)	49,010	42,909	47,290	44,001	45,417
Acquisition-related contingent consideration adjustment	0	400	0	200	0
Tax effect of acquisition-related contingent consideration adjustment	0	(86)	0	(46)	0
Subtotal (non-GAAP)	49,010	43,223	47,290	44,155	45,417
Acquisition-related provision for credit losses	0	3,927	0	0	0
Tax effect of acquisition-related provision for credit losses	0	(848)	0	0	0
Subtotal (non-GAAP)	49,010	46,302	47,290	44,155	45,417
Unrealized loss (gain) on equity securities	4	22	(2)	(3)	10
Tax effect of unrealized loss (gain) on equity securities	(1)	(5)	0	1	(2)
Subtotal (non-GAAP)	49,013	46,319	47,288	44,153	45,425
Litigation accrual	0	0	0	0	(100)
Tax effect of litigation accrual	0	0	0	0	21
Operating net income (non-GAAP)	49,013	46,319	47,288	44,153	45,346
Amortization of intangibles	3,837	3,851	3,732	3,751	3,703
Tax effect of amortization of intangibles	(843)	(832)	(797)	(864)	(780)
Subtotal (non-GAAP)	52,007	49,338	50,223	47,040	48,269
Acquired non-PCD loan accretion	(1,397)	(1,023)	(734)	(812)	(906)
Tax effect of acquired non-PCD loan accretion	307	221	157	187	191
Adjusted net income (non-GAAP)	$50,917	$48,536	$49,646	$46,415	$47,554

Return on average assets
Adjusted net income (non-GAAP)	$50,917	$48,536	$49,646	$46,415	$47,554
Average total assets	15,553,296	15,452,712	15,596,209	15,418,880	15,027,478
Adjusted return on average assets (non-GAAP)	1.30%	1.26%	1.29%	1.19%	1.26%

Return on average equity
Adjusted net income (non-GAAP)	$50,917	$48,536	$49,646	$46,415	$47,554
Average total equity	1,680,525	1,743,410	2,040,843	2,083,115	2,104,164
Adjusted return on average equity (non-GAAP)	12.02%	11.17%	9.87%	8.84%	8.97%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.90	$0.73	$0.86	$0.80	$0.83
Acquisition expenses	0.00	0.07	0.01	0.01	0.00
Tax effect of acquisition expenses	0.00	(0.02)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.90	0.78	0.87	0.81	0.83
Acquisition-related contingent consideration adjustment	0.00	0.01	0.00	0.00	0.00
Tax effect of acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.90	0.79	0.87	0.81	0.83
Acquisition-related provision for credit losses	0.00	0.07	0.00	0.00	0.00
Tax effect of acquisition-related for provision credit losses	0.00	(0.01)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.90	0.85	0.87	0.81	0.83
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.90	0.85	0.87	0.81	0.83
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Tax effect of litigation accrual	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.90	0.85	0.87	0.81	0.83
Amortization of intangibles	0.07	0.07	0.07	0.07	0.07
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.02)	(0.02)	(0.01)
Subtotal (non-GAAP)	0.95	0.90	0.92	0.86	0.89
Acquired non-PCD loan accretion	(0.02)	(0.02)	(0.01)	(0.01)	(0.02)
Tax effect of acquired non-PCD loan accretion	0.01	0.01	0.00	0.00	0.00
Diluted adjusted net earnings per share (non-GAAP)	$0.94	$0.89	$0.91	$0.85	$0.87

Noninterest operating expenses
Noninterest expenses (GAAP)	$108,185	$110,424	$99,807	$100,913	$100,436
Amortization of intangibles	(3,837)	(3,851)	(3,732)	(3,751)	(3,703)
Acquisition expenses	(409)	(3,960)	(299)	(568)	(102)
Acquisition-related contingent consideration adjustment	0	(400)	0	(200)	0
Litigation accrual	0	0	0	0	100
Total adjusted noninterest expenses (non-GAAP)	$103,939	$102,213	$95,776	$96,394	$96,731

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$103,939	$102,213	$95,776	$96,394	$96,731
Tax-equivalent net interest income	111,512	104,149	95,702	96,563	93,416
Noninterest revenues	65,249	64,097	65,673	63,935	64,309
Acquired non-PCD loan accretion	(1,397)	(1,023)	(734)	(812)	(906)
Unrealized loss (gain) on equity securities	4	22	(2)	(3)	10
Operating revenues (non-GAAP) - denominator	175,368	167,245	160,639	159,683	156,829
Efficiency ratio (non-GAAP)	59.3%	61.1%	59.6%	60.4%	61.7%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$15,594,547	$15,487,833	$15,625,883	$15,552,657	$15,331,098
Intangible assets	(909,224)	(917,891)	(863,038)	(864,335)	(868,104)
Deferred taxes on intangible assets	48,893	45,349	43,968	44,160	43,768
Total tangible assets (non-GAAP)	$14,734,216	$14,615,291	$14,806,813	$14,732,482	$14,506,762

Total common equity
Shareholders' equity (GAAP)	$1,461,163	$1,661,696	$1,852,103	$2,100,807	$2,069,934
Intangible assets	(909,224)	(917,891)	(863,038)	(864,335)	(868,104)
Deferred taxes on intangible assets	48,893	45,349	43,968	44,160	43,768
Total tangible common equity (non-GAAP)	$600,832	$789,154	$1,033,033	$1,280,632	$1,245,598

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$600,832	$789,154	$1,033,033	$1,280,632	$1,245,598
Total tangible assets (non-GAAP) - denominator	14,734,216	14,615,291	14,806,813	14,732,482	14,506,762
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	4.08%	5.40%	6.98%	8.69%	8.59%

(1) Excludes unrealized gain (loss) on equity securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

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